UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MARCH 1, 2010

LOTO INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

20 Toronto Street, Suite 460
Toronto, Ontario, Canada M5C 2B8
(Address of principal executive offices)

(416) 500-7799
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Alan Ralph to the Board of Directors

Effective as of March 1, 2010, Mr. Alan Ralph has been appointed to the Board of Directors of Loto Inc. (the “Company”).  Mr. Ralph is a Chartered Accountant and a former member of the National Committee for Audit and Assurance Services in Canada.  Retired since 2007, Mr. Ralph has over 30 years of experience as a Partner at Deloitte & Touche LLP.  As Director of Audit and Assurance, Mr. Ralph was responsible for approximately 20 partners and associated partners, as well as over 150 professional staff located in the firm’s Windsor, London, Kitchener, Hamilton and Niagara offices.

Mr. Ralph served as the Chair of the St. Catharines Transit Commission for eleven years.  He served as the President of the St. Catharines Golf & Country Club for five years.  Mr. Ralph has also served as a director on various Boards and Associations including the Niagara Regional Development Corporation, St. Catharines Chamber of Commerce, St. Catharines Downtown Association, St. Catharines Promotion Task Force, the Niagara District CA Association and the Vineland Research and Innovation Center.

Mr. Ralph served as the Interim Chief Financial Officer of Niagara Vintners Incorporated until 2008.  He now serves as an independent consultant to winery investors and owners as well as several other small business enterprises.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOTO INC. By: /s/ Stephen Knight Name: Stephen Knight Title: Chief Executive Officer, Principal Financial Officer and Chief Accounting Officer

Date: March 5, 2010